Exhibit 99.1

News Release

Contacts:

Leslie S. Magee

Chief Financial Officer

225-298-5261

lmagee@he-equipment.com

Kevin S. Inda

Vice President of Investor Relations

225-298-5318

kinda@he-equipment.com

H&E Equipment Services Reports First Quarter 2018 Results

BATON ROUGE, Louisiana — (April 26, 2018) — H&E Equipment Services, Inc. (NASDAQ: HEES) today announced results for the first quarter ended March 31, 2018.

FIRST QUARTER 2018 SUMMARY

•	Revenues increased 14.8% to $260.5 million versus $226.8 million a year ago. Included in total revenues was $11.7 million from the legacy CEC business (“CEC”) which we acquired on January 1, 2018.

•	Net income was $9.5 million in the first quarter compared to net income of $5.4 million a year ago. The effective income tax rate was 27.5% in the first quarter of 2018 and 36.8% in the first quarter of 2017.

•	Adjusted EBITDA increased 17.7% to $80.9 million in the first quarter compared to $68.8 million a year ago, yielding a margin of 31.1% of revenues compared to 30.3% a year ago. CEC contributed EBITDA of $7.7 million with a margin of 66.5%.

•	Rental revenues increased 20.5% to $129.4 million in the first quarter compared to $107.3 million a year ago.

•	New equipment sales increased 35.7% to $46.5 million in the first quarter compared to $34.3 million a year ago.

•	Used equipment sales decreased 13.9% to $24.9 million in the first quarter compared to $28.9 million a year ago.

•	Gross margin was 35.5% compared to 34.2% a year ago.

•	Rental gross margins were 47.6% in the first quarter of 2018 compared to 44.8% a year ago.

•	Average time utilization (based on original equipment cost) was 70.4% compared to 68.5% a year ago.

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H&E Equipment Services Reports First Quarter 2018 Results

April 26, 2018

•	Average rental rates increased 2.1% compared to a year ago and 0.2% sequentially.

•	Dollar utilization was 34.7% in the first quarter compared to 32.4% a year ago.

•	Average rental fleet age at March 31, 2018, was 34.9 months compared to an industry average age of 44.8 months.

•	Acquired Rental Inc. on April 1, 2018, increasing branch count to 88.

John Engquist, H&E Equipment Services’ chief executive officer, said, “The momentum in our rental business continued during the first quarter with revenues increasing 20.5% and margins increasing 280 basis points to 47.6% compared to the first quarter of last year. Physical utilization remained above year-ago levels, increasing to 70.4% compared to 68.5%, while rates increased 2.1%. The strong demand in our non-residential markets resulted in growth in the size of our rental fleet.”

Engquist concluded, “We are excited about 2018 for our business and industry. Demand in the non-residential construction markets we serve is above year-ago levels and broad-based throughout our geographic footprint. In addition to solid general project activity, energy-related work in our Gulf Coast region is strong, benefitting both our rental and distribution businesses. With our recent acquisitions of CEC and Rental Inc., we have added eight branches thus far this year. Rapidly executing on our stated growth strategy is a high priority and we are continuing to explore additional acquisitions and market expansion through Greenfields and warm starts.”

FINANCIAL DISCUSSION FOR FIRST QUARTER 2018:

Revenue

Total revenues increased 14.8% to $260.5 million in the first quarter of 2018 from $226.8 million in the first quarter of 2017. Equipment rental revenues increased 20.5% to $129.4 million compared with $107.3 million in the first quarter of 2017. CEC contributed $10.7 million in rental revenue during the quarter. New equipment sales increased 35.7% to $46.5 million from $34.3 million a year ago. Used equipment sales decreased 13.9% to $24.9 million compared to $28.9 million a year ago. Parts sales increased 4.3% to $28.2 million from $27.0 million in the first quarter of 2017. Service revenues were $15.0 million compared to $15.1 million a year ago.

Gross Profit

Gross profit increased 19.2% to $92.6 million from $77.7 million in the first quarter of 2017. Gross margin was 35.5% for the quarter ended March 31, 2018, as compared to 34.2% for the quarter ended March 31, 2017. On a segment basis, gross margin on rentals was 47.6% in the first quarter of 2018 compared to 44.8% in the first quarter of 2017. On average, rental rates were 2.1% higher than rates in the first quarter of 2017. Time utilization (based on original equipment cost) was 70.4% in the first quarter of 2018 compared to 68.5% a year ago.

Gross margins on new equipment sales increased to 12.1% in the first quarter compared to 11.4% a year ago. Gross margins on used equipment sales were 31.9% compared to 31.2% a year ago. Gross margins on parts sales decreased to 26.8% in the first quarter of 2018 compared to 28.0% in the first quarter of 2017. Gross margins on service revenues were 66.4% for the first quarter of 2018 compared to 66.9% in the first quarter of 2017.

Rental Fleet

At the end of the first quarter of 2018, the original acquisition cost of the Company’s rental fleet was $1.5 billion, an increase of $175.3 million from the end of the first quarter of 2017. Dollar utilization was 34.7% compared to 32.4% for the first quarter of 2017.

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H&E Equipment Services Reports First Quarter 2018 Results

April 26, 2018

Selling, General and Administrative Expenses

SG&A expenses for the first quarter of 2018 were $65.9 million compared with $57.3 million the prior year, an $8.6 million, or 14.9% increase. SG&A expenses in the first quarter of 2018 as a percentage of total revenues were 25.3%, the same as a year ago. The increase in SG&A was largely attributable to higher labor, wages, incentives and other employee benefits costs of $4.1 million. Also, our results for the first quarter of 2018 included three months of CEC’s operations totaling $2.2 million in SG&A expenses combined with $0.7 million of amortization of intangibles associated with the purchase price allocation of CEC. Expenses related to Greenfield branch expansions increased $1.1 million compared to a year ago.

Income from Operations

Income from operations for the first quarter of 2018 increased 28.1% to $27.3 million, or 10.5% of revenues, compared to $21.3 million, or 9.4% of revenues, a year ago.

Interest Expense

Interest expense was $14.7 million for the first quarter of 2018 compared to $13.2 million a year ago.

Net Income

Net income was $9.5 million, or $0.26 per diluted share, in the first quarter of 2018 compared to net income of $5.4 million, or $0.15 per diluted share, in the first quarter of 2017. Our effective income tax rate was 27.5% in the first quarter of 2018 compared to 36.8% in the year ago period.

Adjusted EBITDA

Adjusted EBITDA for the first quarter of 2018 increased 17.7% to $80.9 million compared to $68.8 million in the first quarter of 2017. Adjusted EBITDA as a percentage of revenues was 31.1% compared with 30.3% in the first quarter of 2017.

Non-GAAP Financial Measures

This press release contains certain Non-GAAP measures (EBITDA and Adjusted EBITDA). Please refer to our Current Report on Form 8-K for a description of these measures and of our use of these measures. These measures as calculated by the Company are not necessarily comparable to similarly titled measures reported by other companies. Additionally, these Non-GAAP measures are not a measurement of financial performance or liquidity under GAAP and should not be considered as alternatives to the Company’s other financial information determined under GAAP.

Conference Call

The Company’s management will hold a conference call to discuss first quarter results today, April 26, 2018 at 10:00 a.m. (Eastern Time). To listen to the call, participants should dial 719-457-0349 approximately 10 minutes prior to the start of the call. A telephonic replay will become available after 1:00 p.m. (Eastern Time) on April 26, 2018, and will continue through May 5, 2018, by dialing 719-457-0820 and entering the confirmation code 7988744.

The live broadcast of the Company’s quarterly conference call will be available online at www.he-equipment.com on April 26, 2018, beginning at 10:00 a.m. (Eastern Time) and will continue to be available for 30 days. Related presentation materials will be posted to the “Investor Relations” section of the Company’s web site at www.he-equipment.com prior to the call. The presentation materials will be in Adobe Acrobat format.

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H&E Equipment Services Reports First Quarter 2018 Results

April 26, 2018

About H&E Equipment Services, Inc.

The Company is one of the largest integrated equipment services companies in the United States with 88 full-service facilities throughout the West Coast, Intermountain, Southwest, Gulf Coast, Mid-Atlantic and Southeast regions. The Company is focused on heavy construction and industrial equipment and rents, sells and provides parts and services support for four core categories of specialized equipment: (1) hi-lift or aerial platform equipment; (2) cranes; (3) earthmoving equipment; and (4) industrial lift trucks. By providing equipment rental, sales, on-site parts, repair and maintenance functions under one roof, the Company is a one-stop provider for its customers’ varied equipment needs. This full service approach provides the Company with multiple points of customer contact, enabling it to maintain a high quality rental fleet, as well as an effective distribution channel for fleet disposal and provides cross-selling opportunities among its new and used equipment sales, rental, parts sales and services operations.

Forward-Looking Statements

Statements contained in this press release that are not historical facts, including statements about H&E’s beliefs and expectations, are “forward-looking statements” within the meaning of the federal securities laws. Statements that are not historical facts, including statements about our beliefs and expectations are forward-looking statements. Statements containing the words “may”, “could”, “would”, “should”, “believe”, “expect”, “anticipate”, “plan”, “estimate”, “target”, “project”, “intend”, “foresee” and similar expressions constitute forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following: (1) general economic conditions and construction and industrial activity in the markets where we operate in North America; (2) our ability to forecast trends in our business accurately, and the impact of economic downturns and economic uncertainty in the markets we serve; (3) the impact of conditions in the global credit and commodity markets and their effect on construction spending and the economy in general; (4) relationships with equipment suppliers; (5) increased maintenance and repair costs as we age our fleet and decreases in our equipment’s residual value; (6) our indebtedness; (7) risks associated with the expansion of our business and any potential acquisitions we may make, including any related capital expenditures, or our inability to consummate such acquisitions; (8) our possible inability to integrate any businesses we acquire; (9) competitive pressures; (10) security breaches and other disruptions in our information technology systems; (11) adverse weather events or natural disasters; (12) compliance with laws and regulations, including those relating to environmental matters and corporate governance matters; and (13) other factors discussed in our public filings, including the risk factors included in the Company’s most recent Annual Report on Form 10-K. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission, we are under no obligation to publicly update or revise any forward-looking statements after the date of this release. These statements are based on the current beliefs and assumptions of H&E’s management, which in turn are based on currently available information and important, underlying assumptions. H&E is under no obligation to publicly update or revise any forward-looking statements after this press release, whether as a result of any new information, future events or otherwise. Investors, potential investors, security holders and other readers are urged to consider the above mentioned factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.

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H&E Equipment Services Reports First Quarter 2018 Results

April 26, 2018

H&E EQUIPMENT SERVICES, INC.

CONSOLIDATED STATEMENTS OF INCOME (unaudited)

(Amounts in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2018	2017
Revenues:
Equipment rentals	$129,361	$107,317
New equipment sales	46,493	34,274
Used equipment sales	24,853	28,863
Parts sales	28,151	27,000
Service revenues	15,036	15,080
Other	16,588	14,294

Total revenues	260,482	226,828

Cost of revenues:
Rental depreciation	46,469	40,903
Rental expense	21,272	18,374
New equipment sales	40,845	30,381
Used equipment sales	16,937	19,861
Parts sales	20,617	19,436
Service revenues	5,050	4,999
Other	16,707	15,202

Total cost of revenues	167,897	149,156

Gross profit	92,585	77,672

Selling, general, and administrative expenses	65,880	57,318
Merger costs	152	—
Gain on sales of property and equipment, net	(773)	(971)

Income from operations	27,326	21,325

Interest expense	(14,653)	(13,232)
Other income, net	395	437

Income before provision for income taxes	13,068	8,530

Provision for income taxes	3,590	3,140

Net income	$9,478	$5,390

NET INCOME PER SHARE
Basic – Net income per share	$0.27	$0.15

Basic – Weighted average number of common shares outstanding	35,592	35,465

Diluted – Net income per share	$0.26	$0.15

Diluted – Weighted average number of common shares outstanding	35,879	35,621

Dividends declared per common share	$0.275	$0.275

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H&E Equipment Services Reports Fourth Quarter 2017 Results

February 22, 2018

H&E EQUIPMENT SERVICES, INC.

SELECTED BALANCE SHEET DATA (unaudited)

(Amounts in thousands)

	March 31, 2018	December 31, 2017
Cash	$38,084	$165,878
Rental equipment, net	954,080	904,824
Total assets	1,517,298	1,467,717
Total debt (1)	951,430	951,486
Total liabilities	1,299,553	1,250,924
Stockholders’ equity	217,745	216,793
Total liabilities and stockholders’ equity	$1,517,298	$1,467,717

(1)	Total debt consists of the aggregate amounts outstanding on the senior unsecured notes and capital lease obligations.

H&E EQUIPMENT SERVICES, INC.

UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Amounts in thousands)

	Three Months Ended
	March 31,
	2018	2017
Net income	$9,478	$5,390
Interest expense	14,653	13,232
Provision for income taxes	3,590	3,140
Depreciation and amortization of intangibles	53,058	46,998

EBITDA	$80,779	$68,760

Merger costs	152	—

Adjusted EBITDA	$80,931	$68,760

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